Exhibit 99.1

®

Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392

TARGETED GENETICS REPORTS ADDITIONAL DATA FROM
INFLAMMATORY ARTHRITIS CLINICAL TRIAL

Seattle, WA - June 4, 2007 - Targeted Genetics Corporation (Nasdaq: TGEN) today announced additional data from the dose escalation arm of the ongoing Phase I/II clinical study of tgAAC94 in patients with inflammatory arthritis. Philip J. Mease, M.D., clinical professor at the University of Washington School of Medicine, chief of rheumatology clinical research at the Swedish Medical Center, practicing physician with Seattle Rheumatology Associates and the lead investigator on the trial presented the data in an oral presentation yesterday at the 10th Annual Meeting of the American Society of Gene Therapy in Seattle (ASGT).

Interim aggregate data on the primary and secondary end-points were presented from the first 61 subjects in the dose escalation portion (cohorts 1 to 3) of the Phase I/II clinical trial of tgAAC94 in patients with inflammatory arthritis. Completion of enrollment and initial dosing of all subjects in the second segment (cohorts 4 to 6) of this trial was announced recently. tgAAC94 is an investigational therapeutic designed to inhibit the activity of tumor necrosis factor-alpha (TNF-alpha), a key mediator of inflammation. The Phase I/II study is designed to assess the safety and potential effect of different doses of tgAAC94 administered directly to affected joints of subjects with inflammatory arthritis with or without concurrent use of systemic TNF antagonist therapies.

H. Stewart Parker, president and chief executive officer of Targeted Genetics said, “The rapid enrollment in this study, which was completed last month, underscores the need for additional treatments for inflammatory arthritis. We believe that tgAAC94 has significant potential to address disease that remains refractory to approved therapies, and are encouraged by the data suggesting that tgAAC94 can reduce signs and symptoms of inflammatory arthritis.”

In the dose escalation portion of the study, three cohorts of 20 subjects were randomized to receive tgAAC94 (n = 15) or placebo (n = 5). Aggregate data on the primary and secondary end-points from the first 61 subjects support the safety and tolerability of single and repeat intra-articular injections of tgAAC94 to affected joints at doses up to 1x10(13) DNase Resistant Particles per milli-liter (DRP/mL) of joint volume in subjects with and without systemic TNF-alpha antagonists. Transient injection administration site reactions consisting of mild to moderate increases in joint tenderness and swelling were noted in 10% of the subjects overall. At week 12 after treatment with tgAAC94, 13%, 14% and 33% of subjects receiving low, mid and high dose tgAAC94, respectively, achieved a two-point reduction in swelling compared to none in the placebo group. A trend in reduction of swelling in tgAAC94-injected joints compared to placebo was also observed in subjects with or without concurrent use of systemic TNF antagonist.

For each of the cohorts, all subjects receive a dose of tgAAC94 at 12 weeks or later after first injection. The criteria for timing of the second injection are: no improvement in swelling 12 weeks after first injection; swelling returns to baseline levels after an initial improvement 12 or more weeks after first injection; or more than 30 weeks have passed since first injection. According to these criteria, a similar proportion of subjects did not need the second injection prior to week 30 in all dose groups and placebo. Following the second injection, subjects are followed for an additional 30 weeks.

“These results suggest that tgAAC94 has the potential to improve disease symptoms that are refractory to other therapies, including systemic TNF antagonists,” said Dr. Mease. “Data from the remaining cohorts and longer-term follow up of all study subjects should provide important insight into the role that tgAAC94 may play in the treatment of inflammatory arthritis. Additional treatment options are essential for allowing all patients with inflammatory arthritis to achieve optimal relief of their symptoms.”

Patients randomized in the second segment (cohorts 4 to 6) of this Phase I/II study are currently being followed for safety and improvement in swelling of injected joints as well as additional measures aimed to assess functional improvement in treated joints. MRI will also be performed on treated joints in a subset of subjects. Data from cohorts in the Phase II segment are anticipated to provide additional insight into clinical observations and duration of response, as well as correlate clinical observations with image-based assessments of disease severity and response to tgAAC94. These data will guide further clinical development and design of the subsequent Phase II study. The company expects to present additional data from the study in the second half of 2007, with complete results anticipated in mid-2008.

About the Trial
The Phase I/II trial is designed to enroll 120 patients with inflammatory arthritis in six cohorts, each with 20 subjects. Within each cohort, 15 patients receive tgAAC94 and five receive placebo, administered by injection to affected joints. The first three cohorts evaluated doses of 1x1011, 1x1012 and 1x1013 DRP/mL joint volume, respectively. Enrollment in these three cohorts was sequential (e.g. cohort 1 was filled before subjects were enrolled in cohort 2, etc.). Cohorts 4 to 6 will evaluate the same three doses, but patients will be randomly assigned to a cohort so that all three cohorts will enroll subjects simultaneously. This randomization is designed to ensure that each dose is evaluated in a patient population with similar demographics, prior therapy and disease severity.

About tgAAC94
tgAAC94 is being developed as a potential supplement to systemic anti-TNF-alpha protein therapy for use in patients with inflammatory arthritis who have one or more joints that do not fully respond to systemic protein therapy. The product candidate uses Targeted Genetics' recombinant AAV (rAAV) vector technology to deliver a DNA sequence that encodes a soluble form of the TNF-alpha receptor (TNFR:Fc). Soluble TNFR:Fc inhibits the immune stimulating activity of TNF-alpha. Direct injection of tgAAC94 into affected joints leads to the localized production of secreted TNFR:Fc within joint cells, reducing the activity of TNF-alpha within the joint and, potentially, leading to a decrease in the signs and symptoms of inflammatory disease and inhibition of joint destruction. The Company's rAAV technology platform is used to deliver genes and is based on AAV, a naturally occurring virus that has not been associated with any disease in humans.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics' proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics' product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics' website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding presentations of clinical results, the potential of tgAAC94 and other statements about our plans, objectives, intentions and expectations. These forward-looking statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of these forward-looking statements. Actual results or developments may be materially different from the results projected or implied in these forward-looking statements. Factors that could affect our actual results include, but are not limited to, the risk of clinical results not advancing into therapeutic benefit, our ability to obtain, maintain and protect our intellectual property, the timing, nature and results of research and clinical trials, potential development of alternative technologies or more effective processes by competitors, and whether regulatory or institutional approvals can be obtained and maintained, as well as other risk factors described in Item 1A. Risk Factors in our report on Form 10-K for the year ended December 31, 2006 as updated in its Form 10-Q for the quarter ended March 31, 2007. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change these expectations.
# # #